Exhibit 2

NOTICE OF VOTING RESULTS

TO:	Alberta Securities Commission
Autorité des marchés financiers
British Columbia Securities Commission
Manitoba Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Ontario Securities Commission
Prince Edward Island Securities Office
Saskatchewan Financial Services Commission
Securities Commission of Newfoundland and Labrador
Toronto Stock Exchange

In accordance with section 11.3 of National Instrument 51-102 — Continuous Disclosure Obligations, we hereby advise of the results of voting on the matters submitted to the annual meeting (the “Meeting”) of the shareholders (the “Shareholders”) of North American Palladium Ltd. (the “Corporation”) held on May 28, 2009.  At the Meeting, Shareholders were asked to consider certain matters.

The matters voted upon at the Meeting and the results of the voting were as follows:

Item 1:  Election of Directors

By a vote by way of show of hands, the number of directors elected at the meeting was seven and the following directors were elected to hold office for the ensuing year or until their successors are elected or appointed:

Steven R. Berlin

William J. Biggar

C. David A. Comba

André J. Douchane

Robert J. Quinn

Greg J. Van Staveren

William J. Weymark

Item 2:  Appointment of Auditors

By a vote by way of show of hands, KPMG LLP were appointed auditors of the Corporation to hold office until the close of the next annual meeting of the Shareholders or until their successors are appointed, and the directors of the Corporation were authorized to fix the remuneration of the auditors.

DATED as of the 10th day of June, 2009.

NORTH AMERICAN PALLADIUM LTD.

“Trent C. A. Mell” (signed)

Trent C. A. Mell
Vice President, General Counsel & Corporate Secretary